June 9, 2023

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 13. Exhibits (d) to Form N-CSR dated June 9, 2023 of Morgan Creek Global Equity Long/Short Institutional Fund and are in agreement with the paragraphs contained under the caption Item 13. Exhibits (d) Letter of Independent Registered Accounting Firm on page 49 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ Ernst & Young LLP

Dallas, Texas